Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations: Michelle Lang, (303) 404-1819, mlang@vailresorts.com

Vail Resorts Announces Retirement of Chairman Joe Micheletto

BROOMFIELD, COLO.—February 2, 2009—Vail Resorts Inc. (NYSE: MTN) today announced that Joe Micheletto has retired from his positions as the Company’s chairman of the board of directors and as a director, effective immediately.  In recognition of his years of service as a board member and contributions to the Company, Mr. Micheletto has been given the honorary title of “chairman emeritus” and has agreed to remain available to consult with the board of directors through July 31, 2009.  The Company will select a new chairman at its next regularly scheduled board meeting in March 2009.

“Joe has made an invaluable contribution to Vail Resorts, serving on the board since our initial public offering in 1997 and for various tenures as chairman of the board, chairman of the audit committee, member of the compensation committee and member of the executive committee,” said Rob Katz, chief executive officer of Vail Resorts.   “In addition, Joe was instrumental in the oversight and development of the Keystone, Breckenridge and Arapahoe Basin resorts, prior to their acquisition by our Company, through his role as president of Ralston Resorts.  On a personal note, Joe has been a great confidant and friend for over a decade and I will miss serving with him on the board.”

About Vail Resorts

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resort properties of Vail, Beaver Creek, Breckenridge and Keystone mountain resorts in Colorado, the Heavenly Ski Resort in the Lake Tahoe area of California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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